Agreement about Paid Transfer of the Collection and Contract Right of 30,000
Hectares Linxia Medical Food Resource of Tangwanghe Forestry Bureau

Party A: Heilongjiang Province Tangwanghe Forestry Bureau

Party B: Harbin Tiandiren Pharmaceutical Technology Co., Ltd.

Tangwanghe Forestry Bureau is the first and currently the only national park in China.  The total area of the industry is 215,300 hectares.  The Chinese herbal medicines and the health food resources of Linxia are very rich.  In order to fully develop and utilize these resources, effectively develop the market, increase the income of local workers, fully use both parties resources, technology and market advantages, based on the principle of common development and mutual benefit, be compliance with the national laws and regulations and with friendly consultation by both parties, regarding Party B contacting Party A’s collection and contract right of 30,000 hectares Linxia drug and food resource, both parties agree that:

I.           The Period of Implementation of the Agreement

This Agreement is from 21st December 2010 to 20th December 2040, total 30 years.

II.           Contract Area of the Agreement

Gathering contract area is some compartments of six forests under the Tangwanghe Forestry Bureau including Rixin, Baihuahe, Erqinghe, Quanshi, Shouhushan, Yulin, with total area of 30,000 hectares. Please see attached picture for specific areas.

III.           Main Content of the Agreement

1.
Collecting and contracting various authentic Chinese herbal medicines, including senticosus, Schisandra, Astragalus, Plantago, ginseng, Guanzhong, herb, Polygonatum, Cnidium, etc. and various health food resources, including wild blueberries, Rosa Fruit, pine needles, fungi which are all produced from the 30,000 hectares collection and contract forest area.

2.
Without undermining the premise of forest resources and vegetation, in the contract area contracting by Party B, to conduct artificial promoting and planting of the abovementioned mountain herbs and health food.

3.	Based on the abovementioned mountain herbs and health food as resource, to establish GAP (Good Agricultural Practice) Chinese Medicine base, pieces prepared base and health food early processing base.

IV.           The Rights and Responsibilities of Party A

1.
Party A shall assist Party B to organize the local employees to engage in the collection contract of Chinese herbal medicines and health food materials, to supervise the employees accomplish the variety and quantity of the agreed collection and to monitor the implementation of the contract by Party B at the same time.

2.
Party A shall assist Party B to obtain the administrative approval of the pieces for extraction and processing industry base contraction projects and shall be responsible to provide the most preferential policies and coordination with the local related departments. Party A has the right to track the progress of construction projects and the right to monitor ecological environmental protection of the cultivation and processing.

3.	In the contract period, Party A shall not introduce peer competition and has the right to contract payment based on agreed time of the contract.

4.	Party A shall not build polluting factories around the GAP base of Party B, shall not create any pollution to the planting herbs and shall not adversely affect the production and operation.

5.
Based on the national plans and related requirements, Party A has the right to conduct forest harvesting, forest tending, reforestation and other forest management activities on the Party B’s contracting land.

6.
During harvesting, tending and pest control process, Party A should be reasonably determine the operating strength, the use of drug residue and biological control methods to maximize the protection of the prescription food resources of Party B’s contracting forest.

7.
Party A shall be responsible for guiding and monitoring Party B to strictly implement the national, provincial and municipal laws and regulations related to forestry policy, guiding and monitoring Party B to cooperate with Party A to do the forest fire prevention and environmental management and so on.

8.
Party A shall be responsible for directing and supervising Party B, in the contracting process of Linxia medical food resources, to conduct reasonable harvest, timely harvesting, and necessary nurturing to prevent predatory harvesting and waste of resources and to ensure sustainable use of Linxia medical food resources.

9.	Party A ensures that Party B is entitled to the collection and contract right of 30,000 hectares Linxia resources.

V.           The Rights and Responsibilities of Party B

1.
After paying off the transfer funds of the collection and contract rights, Party B has the exclusive right to the collection and development rights of the contracting regional Linxia medical food resources and to sign the collecting contract with the local forestry workers.

2.
Based on no effect to the environment, vegetation and be compliance with national laws and regulations, Party B has the right to plant herbs and food materials, the specific plant types and size are to be determined by Party B.

3.
In the contract period, Party B has the right to decide business cooperation of the contracting region and the right of subcontracting to the workers of the forestry farms and forestry and the transfer of part of the rights.

4.	In full compliance of this agreement by Party B, upon the expiration of this contract, Party B has the priority right to renew.

5.
Party B shall be responsible for the investments of the development of all Linxia medical food resources within contracting regional forest and be responsible for the planning and construction investments of early processing of Chinese herbal medicines and health food industry base.

6.
Party B shall be responsible for protection of forest, vegetation and wildlife resource within contracting region and has no right in any logging, management, hunting and cultivation of the trees, wildlife and forest vegetation.

7.	Party B shall be responsible for business and its interests of all Linxia medical foods resources development products.

8.
Party B shall assist Party A in forest fire prevention work to ensure that no fire would be caused by Linxia harvesting operations. If it occurs, Party B will compensate Party A of all losses caused therefore.

VI.           Contract Fees and Payment Method

Both parties agree that, contract fee follows the minimum price of the higher level forestry authorities (RMB300 /hectare/year). The total price is RMB270,000,000 for 30,000 hectares with 30 years contract terms. In view of the contract fees of the resources required by the Government may raise, both parties agree to a one-time payment. Tangwanghe Forestry Bureau gives a certain percentage discounts of the total price, after the negotiation between both parties, the final total contract price is RMB240,000,000. Meanwhile, Party A promises Party B that in the next 30 years, the government changes in the contract fees of the resources will not affect the execution of the contract. One-time payment of the contract fees by Party B shall be paid off within 15 days upon the date of signing this contract. Otherwise, Party A has the right to terminate this contract unilaterally.

VII.           Agreement Dispute Resolution

Both parties shall strictly perform this agreement. Any party shall not violate the provisions of this agreement, or it would be a breach of contract. If there is dispute occurred during the execution of the contract, both parties should be settled through friendly consultations. If the dispute cannot be settled within six months, both parties may bring a law suit against the other party in the courts where they locate respectively.

VIII.           Agreement Supplementary Provisions

1.	Regarding the matters not included in this contract, both parties can enter into supplementary provisions, which would have the same legal effect as this contract.

2.	In case of economic losses of any party caused by force majeure, which does not belong to the breach of contract of other party, the other party does not need to compensate the losses.

3.	There are four original copies of this contract, each copy has 4 pages and all are originals; each party has two copies.

Party A: Heilongjiang Province Tangwanghe Forestry Bureau

Legal Representative: (sealed)

Agent: illegible

Party B: Harbin Tiandiren Pharmaceutical Technology Co., Ltd.

Legal Representative: (sealed)

Agent: illegible

Signing Date: 21st December 2010
Signed at: Harbin